ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1995-1
$ 252,234,680 6.00% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98   3,705,840     279,831     124,032    2.82%    2,020,906    3.83%
 Feb-98   3,610,252     261,302      31,112    0.76%    1,700,686    3.46%
 Mar-98   3,382,879     243,251      91,720    2.41%    1,771,063    3.87%
 Apr-98   3,812,612     226,336      68,341    1.96%    1,447,203    3.45%
 May-98   3,257,598     207,273      69,294    2.15%    1,336,275    3.45%
 Jun-98   2,946,833     190,985      47,348    1.59%    1,289,246    3.60%
 Jul-98   3,020,137     176,251       9,708    0.36%    1,189,577    3.63%
 Aug-98   2,876,191     161,150      32,889    1.32%    1,101,821    3.69%
 Sep-98   2,710,533     146,769      (4,946)  -0.22%    1,026,985    3.79%
 Oct-98   2,392,991     133,217       7,780    0.38%      881,517    3.57%
 Nov-98   2,247,096     121,252      30,398    1.63%      954,573    4.26%
 Dec-98   2,087,000     110,016     (15,429)  -0.91%    1,003,249    4.94%
        ____________ ___________ ___________
 Totals  36,049,962   2,257,635     492,247

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.